EXHIBIT 99

                        Form of Contribution Agreement
                 with schedule setting forth material details
                      in which documents differ from form

                            CONTRIBUTION AGREEMENT


     THIS CONTRIBUTION AGREEMENT ("this Agreement") made as of the 22nd day of April, 1999, by and between___________________, a Maryland limited partnership (the "Partnership"), having its principal office at 4750 Owings Mills Boulevard, Owings Mills, Maryland 21117 and Home Properties of New York, L.P., a New York limited partnership ("Home Properties"), and Home Properties of New York, Inc., a Maryland Corporation ("HME"), both having their principal office at 850 Clinton Square, Rochester, New York 14604.

                             W I T N E S S E T H:

     This Agreement is made with reference to the following facts and objectives:

     (a) The Partnership owns a 100% fee simple interest in a _______ apartment property known as _____________________(the "Property").

     (b) The Property comprises ___ dwelling units and is situated upon land owned in fee simple by the Partnership.

     (c) Upon the terms and conditions set forth in this Agreement, Home Properties desires to obtain 100% (but not less than 90%) of the partnership interests (the "Interests") in the Partnership and thus a 100% (but not less than 90%) partnership interest in the fee simple Property, together with the related Personal Property, Service Contracts and Trade Names (all as hereinafter defined), in exchange for limited partnership interests (the "OP Units") in Home Properties and cash.

     (d) The OP Units and cash are to be allocated among the various partners of the Partnership (the "Partners") in accordance with SCHEDULE 1 attached hereto.

     (e) It is expected that the exchange of the Interests for OP Units (but not the cash portion of the Consideration) will qualify for Federal income tax purposes, as a tax free transfer, pursuant to Section 721 of the Code.

     (f) As used in this Agreement with initial capital letters, the following terms, in each instance, shall have the meaning ascribed thereto:

     "Affiliated Loans" shall mean the loans secured by mortgages on the properties owned by the Affiliated Partnerships as described on Schedule 3 hereto.

     "Affiliated Partnerships" shall mean the entities (other than the Partnership) listed on the attached Schedule 2.

     "Code" shall mean and refer to the Internal Revenue Code of 1986, as amended;

     "Environmental Law" shall mean and refer to any Federal, state, county or municipal environmental, health, chemical use, safety or sanitation law, statute, ordinance or code relating to the protection of the environment, and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials, and the rules, regulations and orders promulgated and/or issued thereunder;

     "Existing Lender" shall mean and refer to _____________________.;

     "Existing Loan" shall mean the Mortgage Note in favor of the Existing Lender, which had an original principal balance of $_______________ and which has a principal balance as of December 31, 1998 of approximately
$_______________ and which is secured by a mortgage or deed of trust on the Property;

     "General Partner" shall mean and refer to the general partner of the Partnership if the Partnership is a limited partnership or the managing member of the Partnership if the Partnership is actually a limited liability company;

     "Hazardous Materials" shall mean and refer to any hazardous substances described or defined in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) the Hazardous Materials Transportation Act, as amended; (iii) the Resource Conservation and Recovery Act, as amended; (iv) the Toxic Substances Control Act, as amended; and (v) any applicable Maryland Environmental Laws, and the regulations promulgated thereunder, in each case, as at the date of this Agreement;

     "HME" shall mean and refer to Home Properties of New York, Inc., a Maryland corporation (which operates as a self-administered, and self-managed, equity real estate investment trust);

     "HME Common Shares" shall mean and refer to the shares of common stock in HME, which are traded on the New York Stock Exchange;

     "Capital Account Deficit" shall mean and refer to the negative Capital Account amount of each Unit Partner (as hereinafter defined) for Federal income tax purposes, as at the relevant date;

     "Home Properties" shall mean and refer to Home Properties of New York, L.P., a New York limited partnership (in which HME is the sole general partner, and through which HME conducts its operational, management and investing activities);

     "OP Units" shall mean and refer to limited partnership interests in Home Properties, which are, subject to restrictions, exchangeable, on a one-to-one basis, for HME Common Shares;

     "Partner" shall mean each and every one of the partners of the Partnership if the Partnership is a partnership and each and every one of the members if the Partnership is actually a limited liability company and "Partners" shall refer to all of the partners or members, as applicable, of the Partnership;

     "Property" shall mean and refer to the apartment project known as _______________, including: (i) the land occupied by such apartment project (the "Land"), as more particularly described on EXHIBIT A attached hereto, together with (a) all and singular the easements, rights-of-way, rights, privileges, benefits, tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and (b) all right, title and interest of the Partnership in and to any land lying in the bed of any street, road, avenue or alley, open or proposed, public or private, in front of, behind, or otherwise adjoining the Land, or any part of the Land, including, without limitation, all right, title and interest of the Partnership in and to (1) any award made after the date of this Agreement as a result of condemnation, or in lieu thereof, and (2) any unpaid award as at the date of this Agreement as a result of condemnation, or in lieu thereof; and (ii) all buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land (the "Improvements"), including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, and fixtures, parking lots and facilities, landscaping, roadways, fences, mail boxes, sidewalks, maintenance buildings, swimming pools and other recreational facilities, security devices, signs and light fixtures; and

     "Unit Partners" shall mean the Partners who are entitled to elect and who, in fact, elect to receive OP Units in exchange for their Interests and "Unit Partner" shall mean each of the Unit Partners.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, agreements and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and Home Properties agree as follows:

     1.    EXCHANGE.

     (a) Home Properties agrees that it shall make an offer (the "Offer") to each of the Partners to exchange the Partner's Interests in the Partnership for cash and/or OP Units and/or a combination of cash and OP Units. The substance of the Offer shall be that each Partner may exchange his or her Interest for a pro rata share of the Consideration as set forth in Section 2. The Partnership agrees that it will use its reasonable efforts to solicit acceptance from the Partners of the Offer, whether in exchange for cash or OP Units. Upon and subject to the terms and conditions set forth in this Agreement, Home Properties agrees that on the Closing Date (as hereinafter defined), it shall accept an assignment of the Interests from the Partners who have accepted the Offer and will issue OP Units and/or pay cash to the Partners as each Partner shall elect and as provided herein.

     (b) Subject to : (i) closing under this Agreement and (ii) closing under the agreements for acquisition of the interests of the Affiliated Partnerships, the General Partner hereby agrees that it will accept the Offer with respect to all of its Interests.

     (c) The transfer, exchange, conveyance and acquisition of the Interests shall, in addition, include all of the right, title and interest of the Partnership in and to the following:

     (1) all furniture, furnishings, equipment, machinery and other tangible personal property and fixtures of every kind and description owned by the Partnership, and used in connection with the Property (in each instance, the "Personal Property"), including, without limitation, all ranges, refrigerators, disposals, dishwashers, water heaters, furnaces, air conditioning units and equipment, carpeting, traverse rods, drapes and other window treatments, exhaust fans, range hoods, screens, model unit furniture, tools, parts, motors, supplies, pool and other recreational equipment, cabinets, mirrors, shelving, computers and other office equipment, stationery and other office supplies, maintenance vehicles and accessories, normal levels of inventory, and all replacements of, and/or substitutions for, any of the foregoing; but specifically excluding (A) cash in the Partnership which shall belong to the Partners of the Partnership,
           (B) the office furniture and equipment located in the corporate office at 4750 Owings Mills Boulevard, Owings Mills, Maryland , (C) any personal property described in EXHIBIT A-1 attached hereto, (D) tax refunds from the IRS for Section 444 deposits (approximating $100,000.00), (E) any refunds on insurance which has been pre-paid by the Partnership, if not adjusted at Closing, and (F) certain assets of Chesapeake Realty Management, Inc. and the stock of Vector Property Management, LLC, which shall separately be purchased by Home Properties and HME pursuant to the provisions of Section 34, below;

     (2) all present and subsequent leases with tenants, and/or other occupancy agreements, together with all pending applications for tenancy (in each instance, the "Leases");

     (3) all service and maintenance contracts, and equipment leases, used or useful in connection with the Property, and which are not to be terminated under this Agreement (in each instance, the "Service Contracts"), including, without limitation, natural gas purchase contracts, vehicle, communication and other equipment leases (the "Equipment Leases", and the vehicles and equipment covered thereby being herein called the "Leased Equipment"), coin-operated laundry concession leases, and pending purchase orders, all of which are listed on SCHEDULE 4 attached hereto; and

     (4) all trademarks, service marks, logos, trade, assumed or business names and telephone numbers related to the use and operation of the Property (in each instance, the "Trade Names"), except that the Partnership makes no representation or warranty of title or usage with respect to such Trade Names.

     2.     CONSIDERATION.

     (a) The aggregate consideration (the "Consideration") payable by Home Properties for 100% of the Interests shall be ______________________ Dollars ($_____________), subject to adjustments at Closing pursuant to Section 16 and costs paid pursuant to Paragraph (e) of Section 3.


     (b) On the Closing Date, each of the Partners who has accepted the Offer shall assign their Interests to Home Properties in exchange for the Exchange Price. "Exchange Price" means the Consideration less the principal amount on the Closing Date of the Existing Loan, multiplied by the percentage interest of the relevant Partner's Interest in the Partnership as set forth on SCHEDULE 1. At Closing, the General Partner shall establish from Partnership funds
otherwise distributable to the Partners a "Reserve Amount".   "Reserve Amount"
means the sum of: (a) an amount equal to the current liabilities of the Partnership on the Closing Date (other than the principal amount of the Existing Loan), together with such other amounts as the General Partner may reasonably require (the "Liabilities Reserve") and (b) _____________Dollars ($___________) (the "Indemnity Reserve"); provided, however, that the Indemnity Reserve portion of the Reserve Amount shall be reduced in proportion to the Interests of Partners of the Partnership ("Dissenting Partners") who do not accept the Offer. The Reserve Amount shall be held and disbursed by the Disbursing Agent (as defined in Paragraph (c) of this Section 2) as described in Paragraph (c) of this Section 2 and in Paragraphs (a) and (b) of Section 3. The Reserve Amount shall initially be used to pay all amounts used to satisfy the current liabilities of the Partnership and the liabilities of the Partnership that Home Properties has not specifically agreed to assume as provided herein ("Liabilities Claims") and any amounts paid or subject to claims of Home Properties by reason of a material breach or material misrepresentation of any representations, warranties, covenants or agreements of the Partnership which survive Closing (but only during the period of such
survival) ("Indemnity Claims").   In the event that the holders of more than
10% of the Interests are Dissenting Partners, Home Properties shall have the right to terminate this Agreement by giving written notice thereof to the Partnership within ten (10) days after Home Properties receives notification
thereof.   (If, as more fully provided in Section 11(a)(3) hereof, Home
Properties terminates this Agreement due to the presence of 10% or more of Dissenting Partners, or if the acquisition of interests in Affiliated Partnerships shall fail to close, then the Partnership acting through its General Partner shall have the right to terminate this Agreement by giving written notice thereof to Home Properties.)

     (c) At Closing, the General Partner shall deliver in immediately available funds from monies otherwise distributable to the partners of the Partnership (but not from proceeds of Consideration) to Tydings & Rosenberg LLP (the "Disbursing Agent") the Reserve Amount. The Reserve Amount shall be held and disbursed pursuant to the terms of an escrow agreement that shall be in form and substance substantially similar to that attached hereto as EXHIBIT H.

     (d) Partners who have elected to receive cash in exchange for their Interests shall be paid their Exchange Price in cash at the Closing.

     (e) Partners who are accredited under applicable securities laws and who have elected to receive OP Units in exchange for their Interests shall be paid their Exchange Price by the issuance of OP Units. The number of OP Units to be issued to each Unit Partner shall be the Exchange Price for such Unit Partner divided by $25.00.

     3.    RELEASE OF RESERVES; CLOSING COSTS.

     (a) On the 180th day after the Closing Date, the Disbursing Agent shall disburse to the General Partner that portion of the Reserve Amount that has not been paid, disbursed or subject to Liability or Indemnity Claims. The General Partner may then elect (i) to continue to hold such disbursed amounts for up to 360 days after the Closing Date, in trust for the benefit of the Partnership and the holders of Interests immediately prior to the Closing Date (the "Holders"), as a fund against which to pay unanticipated claims (the "Contingency Reserve"), or (ii) to distribute pro rata to the Holders. Notwithstanding the above, Dissenting Partners shall not be entitled to a distribution of any portion of the Indemnity Reserve.

     (b) At any time, and from time to time, after the 180th day after the Closing Date that there is a Final Determination (as defined in EXHIBIT H) that any remaining portion, if any, of the Reserve Amount is no longer subject to Liability or Indemnity Claims, the Disbursing Agent shall distribute such remaining portion to the General Partner. The General Partner may then elect
(i) to continue to hold such disbursed amounts for up to 360 days after the Closing Date, in trust for the benefit of the Holders, as a fund against which to pay unanticipated claims (the "Contingency Reserve"), or (ii) to distribute pro rata to the Holders in accordance with their percentage interests. Notwithstanding the above, Dissenting Partners shall not be entitled to a distribution of any portion of the Indemnity Reserve.

     (c) Not later than 360 days after the Closing Date (provided that there have been no unanticipated claims asserted against the Partnership), the General Partner shall distribute any balance remaining in the Contingency Reserve pro rata to the Holders in accordance with their percentage interests. In the event that at the end of the 360 period following Closing there are unanticipated claims pending or asserted, or the General Partner has reason to believe that such unanticipated claims may be asserted, the General Partner may continue to hold the Contingency Reserve until such time as the General Partner deems prudent, after which any undisbursed amount remaining in the Contingency Reserve shall be disbursed by the General Partner pro rata to the Holders in accordance with their percentage interests. Notwithstanding the above, Dissenting Partners shall not be entitled to a distribution of any portion of the Indemnity Reserve.

     (d) Home Properties shall pay all recording fees, its attorneys' fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for its title insurance policy, the costs for updating any surveys, the costs of any environmental surveys and studies, all fees and charges in connection with HUD TPA's of Existing Loans and HUD approvals of general partners and management companies, one half of any Maryland state and local recordation or transfer tax, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. The Partnership shall pay its attorneys' fees, one-half of any Maryland state and local recordation or transfer tax, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

     (e) The amounts payable pursuant to paragraph (d) above by the Partnership on account of local transfer tax shall be charged against the Consideration, at the option of the Seller.

     (f) On, or at any time prior to, the Closing Date, the General Partner shall have the right to spend on behalf of the Partnership and/or distribute to the partners of the Partnership any and all cash and securities held by the Partnership, it being specifically agreed and understood that Home Properties is not purchasing the cash and securities assets of the Partnership.

     4.    OP UNITS.

     (a) Distributions with respect to the OP Units will be identical in amount and timing to the dividends on HME Common Shares, except that the initial distribution payable with respect to the OP Units issued to the Unit Partners shall be made on the date on which HME shall pay the dividend to holders of HME Common Shares that relates to the earnings for the calendar quarter in which the OP Units were issued to the Unit Partners, and shall be prorated such that the Unit Partners will receive a pro-rata distribution for the period from the date on which the OP Units were issued to the Unit Partners to, and including, the last day of the calendar quarter in which the OP Units were so issued.

     (b) Subject to the terms of a Lock-Up Agreement, in the form of EXHIBIT B attached hereto, to be dated the Closing Date, and to the terms of the Second Amended and Restated Agreement of Limited Partnership of Home Properties, as amended (the "Operating Partnership Agreement"), the OP Units will be convertible into HME Common Shares, on a one-to-one basis, after the elapse of one (1) year from and after the Closing Date (the "Lock-Up Period"), during which the Unit Partners will be restricted from converting, or transferring, any of the OP Units.

     (c) From and after the expiration of the Lock-Up Period, the Unit Partners shall have all of the transfer, exchange and conversion rights with regard to the OP Units as are set forth in the Operating Partnership Agreement.

     (d) Upon the terms and conditions of a Registration Rights Agreement, in the form of EXHIBIT C attached hereto, to be dated the Closing Date, the Unit Partners shall have registration rights and a listing commitment with regard to the shares of HME Common Shares into which the OP Units can be converted (the "Registration Rights"), including demand and piggy back rights. The exercise of Registration Rights shall be without cost to the Partners. In addition, within 6 months of the Closing Date, HME agrees to file and keep current at its sole cost and expense until all OP Units issued pursuant to this Agreement have been converted into shares of HME Common Shares, a registration statement (the "Registration Statement") with the SEC registering the resale of the shares of common stock of HME into which the OP Units may be converted and to use reasonable commercial efforts to have the registration promptly declared effective by the Securities and Exchange Commission ("SEC"). Notwithstanding anything to the contrary contained in this Agreement, in the event that HME has not filed the Registration Statement with the SEC by the date (the "Outside Filing Date") which is 7 months after the Closing Date, then for and with respect to each day during the period between the Outside Filing Date and the date on which the Registration Statement is filed with the SEC, Home Properties shall pay to the Unit Partners, as liquidated damages and not as a penalty, the sum of $10,000, which sum shall be apportioned pro rata among the Unit Partners.


     5. EXISTING LOAN. The Partnership and the Affiliated Partnerships have represented to Home Properties that the Existing Loan and the Affiliated Loans had an aggregate principal balance of approximately $106,000,000 as of December 31, 1998 as set forth on the attached Schedule 3. The parties agree that Home Properties will at Closing either assume or prepay the Existing Loan and the Affiliated Loans as described on Schedule 3 hereto. Home Properties shall be responsible for payment of all TPA fees and charges, plus an aggregate of up to $971,000 of prepayment fees and penalties in connection with the prepayment of the loans that are to be prepaid as listed on Schedule 3 (the "Prepayment Fees") and for payment of up to 1% of the then current principal balance of the loans that are to be assumed as listed on Schedule 3 as assumption fees (approximately $500,000) (the "Assumption Fees"). To the extent the sum of the aggregate Prepayment Fees plus the aggregate Assumption Fees exceeds $1,471,000, the Partnership and the Affiliated Partnerships shall have the obligation to pay the excess. If the sum of the aggregate Prepayment Fees and the aggregate Assumption Fees shall be less than $1,471,000 (the "Difference"), then the Consideration shall be increased by an amount equal to the ratio which results from dividing the Consideration by $153,700,000 and multiplying that ratio by the amount of the Difference.


If the Existing Loan and Affiliated Loans are to be assumed, Home Properties agrees to utilize all prompt reasonable good faith efforts to obtain the approval of the Existing Lender and Affiliated Lenders, such efforts to commence immediately upon execution of this Agreement. If, despite such prompt, reasonable, good faith efforts, Home Properties has been unable to obtain the consent of the Existing Lender and Affiliated Lenders for assumption of the Existing Loan and the Affiliated Loans by the anticipated Closing Date of June 30, 1999, then to the extent necessary for Home Properties to obtain the consent of the Existing Lender and the Affiliated Lenders for the assumption of the Existing Loan and Affiliated Loans or the consent of the Existing Lender and Affiliated Lenders for substituting Home Properties as the General Partner with respect to such Existing Loan and Affiliated Loans, Home Properties shall be entitled to an extension of the Closing Date for no longer than 30 days.

Notwithstanding the foregoing, it is agreed and understood that existing loans at the Gateway, and Chestnut Crossing projects shall be assumed at Closing, and shall be prepaid by Home Properties after Closing, but such loans shall not be pre-paid until: (i) with respect to the Gateway loan, prepayment shall not occur before October 1, 1999; and (ii) with respect to the Chestnut Crossing loan, prepayment shall not occur before February 1, 2000 (collectively, the "Lock-out Loans"). The parties agree that the Lock-out Loans shall be adjusted as if they were assumed and prepaid at Closing (i.e. with the costs of assumption and proforma prepayments made as of the dates set forth above all adjusted at Closing), that Home Properties and HME shall be responsible for all performance under the Lock-out Loans from and after Closing, and that that Home Properties and HME shall indemnify and hold the Partnership and the Partners harmless from any loss, claim and damage arising out of any default under the Lock-out Loans from and after Closing. Furthermore, the parties agree and understand that the obligation of Home Properties to expend a maximum of $1,471,000 in prepayment and assumption fees as set forth in the first paragraph of this Section 5 includes all prepayment and assumption fees with respect to the Lock-out Loans.

     6. PERMITTED EXCEPTIONS. The Property at Closing shall be subject only to the following (the "PERMITTED EXCEPTIONS"):

     (a)   the Existing Loan;

     (b)   the lien of real estate taxes not yet due and payable;

     (c)   the Leases;

     (d)   the Service Contracts; and

     (e) easements, rights-of-way, covenants, restrictions and other matters of record which do not materially adversely affect the use and operation of the Property.

     (f) such other agreements and matters as may be agreed to by the General Partner and Home Properties.

     7.    OBLIGATIONS AND COVENANTS OF THE PARTNERSHIP.

     (a) From the date of this Agreement to the Closing Date, the Partnership shall:

     (1) Maintain, manage and operate the Property in substantially the same condition and manner as such Property is now maintained, managed and operated by the Partnership, and keep the Property, including, without limitation, the Improvements and Personal Property, in substantially the same good condition and repair as such Property is now maintained, ordinary wear and tear excepted;

     (2) Maintain the Existing Loan in full force and effect, timely make all payments, and observe and perform all covenants to be paid, observed or performed by the mortgagor thereunder, and promptly deliver to the Home Properties notice of any receipt or delivery of any notice (including any notice of default) thereunder;

     (3) Promptly provide Home Properties with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby compliance with any Environmental Law is called into question;

     (4) Maintain in full force and effect all of the existing insurance policies regarding the Property;

     (5) Promptly deliver notice to Home Properties of, and, defend, at the Partnership's expense, all actions, suits, claims and other proceedings affecting the Property, or the use, possession or occupancy thereof;

     (6) Promptly deliver notice to Home Properties of any actual or threatened condemnation of the Property, or any portion thereof;

     (7)   Maintain all Licenses in full force and effect;

     (8) Maintain all Service Contracts in full force and effect; timely make all payments, and observe and perform all obligations to be paid, observed or performed by the Partnership thereunder; and promptly notify Home Properties of any receipt or delivery of any notice (including any notice of default) thereunder;

     (9) Provide all services, repairs and other work required to be provided by the landlord under the Leases;

     (10) Reasonably cooperate with Home Properties (but without obligation to incur expenses in connection therewith) in connection with (i) the consummation of the transaction contemplated by this Agreement, and
           (ii) the preparation of the Closing documents and apportionments hereunder;

     (11) Promptly deliver to Home Properties a copy of any notice of required work from any company insuring the Property against casualty loss;

     (12) Subject to applicable governmental and lender requirements, terminate all management agreements pertaining to the Property, effective as of the completion of the Closing on the Closing Date;

     (13) Promptly deliver to Home Properties a copy of any notice of any violation (or alleged violation) of any law, ordinance, order, requirement or regulation of any Federal, state, county, municipal or other governmental department, agency or authority relating to the Property; and

     (14) Promptly give written notice to Home Properties of the occurrence of any condition or event which materially and adversely affects the truth or accuracy of any representation or warranty made (or to be made) by the Partnership under or pursuant to this Agreement.

     (b) From the date of this Agreement to the Closing Date, the Partnership shall not:

     (1) Except with the consent or in conjunction with Home Properties, modify, amend, renew, extend, terminate or otherwise alter the Existing Loan, or any document or documents relating thereto;

     (2) Increase any wage or fringe benefit payable to any employee at the Property, without the prior written consent of Home Properties, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

     (3) Remove from the Property any article of Personal Property, except as may be necessary for repairs, or the discarding of worn out or useless items, provided, however, that any such article removed for repairs shall be returned to the Property promptly upon its repair, and shall remain a part of the Personal Property, whether or not such article shall be located on the Property at the time of the Closing, and any such article so discarded shall be replaced with a new or replacement article of similar quality and utility prior to Closing;

     (4) Modify, amend, renew, extend, terminate or otherwise alter any of the Service Contracts, or enter into any new service or maintenance contract, equipment lease (including by way of example and not by way of limitation, any new cable contract or laundry contract) or, except in the ordinary course of business, any purchase order affecting the Property, and extending beyond, or for any work or improvement which will not be completed and paid for prior to, the Closing Date, without the prior written consent of Home Properties, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

     (5) Except in the ordinary course of business, terminate any Lease. Ordinary course of business shall be deemed to include, without limitation, non-renewals of problem tenants, commencement of summary ejectment proceeding where a tenant is more than ten (10) days delinquent in the payment of rent, cases of any Lease where the tenant is more than thirty (30) days delinquent in the payment of rent, or in which there has been a material violation of the obligations of tenant;

     (6) Except in the ordinary course of business, enter into any new Lease, or renew or extend any existing Lease, for a term in excess of twelve months, or at a monthly rental less than the relevant rental rate set forth in the rental schedule for the Property approved by Home Properties;

     (7) Modify or amend the present form of lease in use by the Partnership, without the prior written consent of Home Properties;

     (8) Enter into any new license, franchise, concession or easement agreement affecting the Property, without the prior written consent of Home Properties, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

     (9) Except in the ordinary course of business of the Partnership, apply any Security Deposits against rent delinquencies or other Lease defaults, other than in the case of tenants who have vacated their apartments, or are currently involved in litigation with the Partnership;

     (10) Undertake or commence any renovations or alterations at the Property, except those necessary to comply with any of the provisions of this Agreement, without the prior written consent of Home Properties, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

     (11) Sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property, or the Personal Property, or any interest therein, except in the case of the sale or other disposition of items of Personal Property to be replaced hereunder;

     (12) Initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, presently applicable to all or any part of the Property; and

     (13) Issue any press release or other media publicity of any kind whatever with respect to this Agreement, or the transaction contemplated hereby, without the prior written consent of Home Properties.

     7.1 OBLIGATIONS AND COVENANTS OF HOME PROPERTIES AND HME. Home Properties and HME covenant and agree with the Partnership, both before and after Closing:

     (a) Distributions with respect to the OP Units will be identical in amount and timing to the dividends on HME Common Shares, except that the initial distribution payable with respect to the OP Units issued to the Unit Partners shall be made on the date on which HME shall pay the dividend to holders of HME Common Shares that relates to the earnings for the calendar quarter in which the OP Units were issued to the Unit Partners, and shall be prorated such that the Unit Partners will receive a pro-rata distribution for the period from the date on which the OP Units were issued to the Unit Partners to, and including, the last day of the calendar quarter in which the OP Units were so issued.

     (b) The General Partner may retain copies of any and all books and records pertaining to the Partnership and the operation of the Property so that the General Partner may wind up the affairs of the previously conducted business.

     (c) At the Closing, Home Properties shall deliver to each Unit Partner good and marketable title to the OP Units allocated to such Unit Partner, free and clear of all liens, charges, encumbrances and restrictions, except as contained in the Operating Partnership Agreement, the Registration Rights Agreement, and the Lock-Up Agreement, and shall, by execution of the Amendment, admit each Unit Partner as a limited partner in Home Properties. Notwithstanding anything to the contrary contained herein or in the Operating Partnership Agreement, the Registration Rights Agreement, and the Lock-Up Agreement, Unit Partners shall have the right to pledge their OP Units and interests in the Operating Partnership, HME (the General Partner) and Home Properties hereby consenting to such pledges (provided that any pledgee agrees to be bound by the Lock-up Agreement, if applicable) and hereby agreeing to execute any documents reasonably requested by the Unit Partners to confirm their rights to pledge their Units and interests.

     (d) At all times for and during a period of ten (10) years from and after the Closing Date, Home Properties shall allocate to each Unit Partner, for Federal Income tax purposes, pursuant to Section 752 of the Code, nonrecourse debt of Home Properties in an aggregate amount not less than the Capital Account Deficit of such Partner, as adjusted from time to time. After the expiration of such ten (10) year period Home Properties may, in its sole and absolute discretion and without obligation so to do, continue such allocations to Unit Partners.

     (e) The initial tax basis Capital Account Deficit of each Unit Partner in the Property, shall be determined by reference to each such Unit Partners' Capital Account Deficit in the Partnership as at (just prior to) the contribution of such Partner's interest in the Partnership to Home Properties on the Closing Date, and shall be based upon the estimated information set forth in SCHEDULE 5 attached hereto and shall be updated based upon the information set forth in a schedule to be furnished by the accountant for the General Partner within the time required by SECTION 33(E) hereof . Thereafter, for a period of ten (10) years from and after the Closing Date, the Capital Account Deficit of each Unit Partner shall be adjusted annually to reflect changes occasioned at the level of Home Properties, including, without limitation, distributions made by Home Properties. During this period Home Properties shall monitor the Capital Account Deficit of the Unit Partners to fulfill the obligations of the immediately preceding paragraph. At the end of such ten (10) year period, each Unit Partner shall have the right to execute an agreement obligating such Unit Partner to restore a any portion of a deficit balance in such Unit Partner's Capital Account. Furthermore, in complying with
Section 4.04 of the Operating Partnership Agreement, Home Properties agrees that the methodology chosen under Section 704(c) of the Internal Revenue Code shall be the "traditional" method.

     (f) For a period of ten (10) years from and after the Closing Date, Home Properties shall not sell, exchange, transfer or otherwise dispose of the Property, or any replacement of the Property (in any event, a "Property Transfer"), unless such Property Transfer occurs in such manner as to be tax free to the relevant Unit Partner. For a period of five (5) years following the expiration of the ten (10) year period after the Closing Date, Home Properties agrees that, in the event that it desires to sell, exchange, transfer or otherwise dispose of the Property, it will use commercially reasonable efforts to effectuate such Property Transfer in such manner as to be tax free to the relevant Unit Partner.

     (g) Future transactions involving HME, or Home Properties, including, without limitation, merger(s), sale(s) of assets or similar transactions, shall be structured in such manner as to (i) not result in an amendment to the definition of Conversion Factor as it is currently included in the Operating Partnership Agreement; (ii) prevent, in the context of such a transaction, a different per unit value being assigned to the OP Units issued to the Unit Partners than the value assigned per share to the then outstanding HME Common Shares; and (iii) for a period of ten (10) years from and after the Closing Date, not interfere with the tax deferred nature of the transaction contemplated by this Agreement with respect to the OP Units issued to the Unit Partners.

     (h) (i) If a transaction is proposed that would result in Unit Partners receiving securities as a result of the proposed transaction that are not publicly traded (a "Going Private Transaction"), Home Properties and HME shall structure such transaction to provide Unit Partners with at least the following alternatives: (A) to receive cash at the time of closing of the Going Private Transaction in an amount that will result in the Unit Holders receiving no less than $25 per OP Unit after payment by the Unit Holder of such Unit Holder's federal and state tax liability on the disposition of their OP Units, if any, incurred as a result of the Going Private Transaction; or (B) to remain as constituents of the private entity or holders of OP Units, receiving dividends or distributions of not less than, and comparable to, in time, amount, and tax treatment, the dividends for the four calendar quarters prior to the Going Private Transaction.

     (ii) Notwithstanding anything in this Agreement, the Lock-Up Agreement or the Operating Agreement to the contrary, Unit Partners shall have the right exercise their Purchase Rights under the Operating Partnership Agreement without delay or restriction in connection with any such Going Private Transaction, and participate in the Going Private Transaction as any other shareholder of HME Common Shares. HME hereby agrees that in the event that a Unit Partner elects to exercise their Purchase Rights in connection with any Going Private Transaction, HME will agree to purchase the OP Units subject to the Purchase Right by delivering HME Common Shares.

     (iii) If, in connection with any Going Private Transaction, a Unit Partner elects to convert to HME Common Shares pursuant to subparagraph (ii) above, or a Unit Partner elects to receive cash pursuant to subparagraph (i)(A) above, then, upon receipt by such Unit Partner of the full consideration available from the Going Private Transaction resulting from the Unit Partner's election, the tax protection provisions of subsections (d), (e), (f) and (g) of this Section 7.1 shall no longer apply to such Unit Partner.

     (iv) It is specifically agreed and understood that the tax protection provisions of subsections (d), (e), (f) and (g) of this Section 7.1 remain in effect in the event that the Going Private Transaction is structured in a manner such that Unit Partners will necessarily incur a tax recognition event as a result of the Going Private Transaction (i.e. without any action taken on behalf of the Unit Partners), and in the event that a Unit Partner elects to remain as a constituent of the private entity pursuant to subparagraph (i)(B) above.


     8.    REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP.

     (a) The Partnership represents and warrants that each of the following is true, complete and accurate in all material respects as of the date of this Agreement (and, except as designated in writing by the Partnership at or before Closing and approved in writing by Home Properties if any such written designation would have a material impact upon the transaction, will be true, complete and accurate as of the Closing Date) with regard to such Partnership and the Property:

     (1) To the best knowledge of the Partnership, the Partnership is the sole owner of, and has good, marketable and insurable fee simple title to the Property, free and clear of all liens, charges and encumbrances, except the Permitted Exceptions.

     (2) To the best knowledge of the Partnership, the Partnership owns legal and beneficial title to the Personal Property, other than the Leased Equipment, free and clear of all liens, charges and encumbrances, except the Permitted Exceptions.

     (3) There are no agreements with regard to the Leased Equipment other than the Equipment Leases set forth in SCHEDULE 4 attached hereto, and true and complete copies of all Equipment Leases have been or will be delivered to Home Properties.

     (4) To the best knowledge of the Partnership, each of the Equipment Leases is in full force and effect; none of the parties thereto is in default of any of its obligations thereunder; and no event has occurred that, with the giving of notice, or the passage of time, or both, would constitute a default thereunder.

     (5) To the best knowledge of the Partnership, the Existing Loan is in full force and effect; there exists no default thereunder; and no event has occurred that with the giving of notice, or the passage of time, or both, would constitute a default thereunder.

     (6) To the best knowledge of the Partnership, true, complete and accurate copies of the Existing Loan documents have been or will be made available to Home Properties.

     (7) The Partnership is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Maryland and, subject to the consent of the Partners of the Partnership and, if the Existing Loan is to be assumed, the consent of Existing Lenders (including, if applicable, HUD), has full power and authority to enter into, and to fully perform and comply with the terms of this Agreement and to own, lease and operate its properties and to carry on its business as it is now being conducted.

     (8) Subject to the consent of the Partners of the Partnership and, if the Existing Loan is to be assumed, the consent of Existing Lenders (including, if applicable, HUD), the execution and delivery of this Agreement, and its performance by the Partnership, will not conflict with, or result in the breach of, any contract, agreement, law, rule or regulation to which the Partnership is a party, or by which the Partnership is bound.

     (9) Subject to the consent of the Partners of the Partnership and, if the Existing Loan is to be assumed, the consent of Existing Lenders (including, if applicable, HUD), to the best knowledge of the Partnership this Agreement is valid and enforceable against the Partnership in accordance with its terms, and each instrument to be executed by the Partnership pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors', rights generally.

     (10) No written notice has been received by the Partnership from any insurer, or from the Existing Lender, with respect to any defect which materially and adversely affects the Property, or the use or operation thereof, which remains uncured or uncorrected.

     (11) To the best knowledge of the Partnership and except as set forth on tax bills for the Property, there are no special or other assessments for public improvements or otherwise now affecting the Property, nor does the Partnership know of (i) any pending or threatened special assessments affecting the Property, or (ii) any contemplated improvements affecting the Property that may result in a special assessment against the Property.

     (12) To the best knowledge of the Partnership, the Partnership has not received any notice from any party that the Property, or the current use, occupation or condition thereof, violate(s) any governmental statute, law ordinance, rule or regulation applicable (or allegedly applicable) to the Property, or any order of any governmental agency relating to the Property and/or the use and/or legal occupancy thereof, or any applicable deed restrictions or other covenant, easement or agreement pertaining to the Property (including, without limitation, any of the Permitted Exceptions), or any approval pertaining to the Property, and to the best knowledge of the Partnership, the Property, and the current use, occupation and condition thereof, do not violate any such statute, law, ordinance, rule, regulation, order, restriction, covenant, easement, agreement or approval.

     (13) To the best knowledge of the Partnership, all certificates of occupancy, operating permits and licenses (the "Licenses") required by any relevant governmental authority for the lawful use, operation and occupancy of the Property have been issued, and are in full force and effect.

     (14) The Partnership has received no notice that the current use, operation or occupancy of any part, or all, of the Property violates any of the Licenses, and to the best knowledge of the Partnership all of the Licenses can remain with the Property after acquisition by Home Properties of the Partnership interests without charge by any relevant governmental authority.

     (15) There is no action, proceeding or investigation pending, or, to the best knowledge of the Partnership, threatened, against the Partnership, or the Property, by or before any court or governmental department, commission, board, agency or instrumentality, and the Partnership does not know of any basis for any such action, proceeding or investigation.

     (16) To the best knowledge of the Partnership, all financial information (excluding projections) about the Property heretofore or hereafter furnished by the Partnership or the General Partner to Home Properties is, and shall be, true, complete and correct in all material respects as of the date therein specified.

     (17) The Partnership has no knowledge of any Federal, state, county or municipal plan to change the highway or road system in the vicinity of the Property, or to restrict or change access from any such highway or road to the Property, or of any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Property.

     (18) To the best knowledge of the Partnership, there are no trade or assumed names affecting or identifying the Property other than the Trade Names, and the use of such Trade Names is freely transferable to Home Properties.

     (19) The Partnership has not (i) made a general assignment for the benefit of its creditors; (ii) admitted in writing its inability to pay its debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) become generally unable to meet its financial obligations as they mature.

     (20) To the best knowledge of the Partnership, there is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of the Partnership, or the debts of the Partnership, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for the Partnership or the Property.

     (21) To the best knowledge of the Partnership, and except for lead paint, asbestos, Hazardous Materials customarily used in the operation and management of residential rental communities, and as identified in environmental reports or surveys furnished to Home Properties, there are no Hazardous Materials on, in or under the Property, and the Property has never been used by the Partnership, or any other person, to generate, treat, store, dump, release, emit, use, transport or in any manner deal with Hazardous Materials.

     (22) To the best knowledge of the Partnership, the present use and occupation of the Property does not violate any Environmental Law.

     (23) To the best knowledge of the Partnership, the tax-related information set forth on SCHEDULE 5 attached hereto is true, complete and accurate in all material aspects as at the date set forth therein. The obligations of Home Properties contained in
           Section 7.1(d) and the representations of Home Properties contained in Section 9(a)(17) are conditioned upon the material accuracy of the representations of this Paragraph and the attached SCHEDULE 5.

     (24) To the best knowledge of the Partnership, the summaries of Leases affecting the Property attached as EXHIBIT D to this Agreement (the "Rent Roll") are, in all material ways true, complete and accurate as at the date set forth therein.

     (25) True and complete copies of all Leases have been made available to Home Properties at the principal office of the Partnership.

     (26) Except for the Existing Loan, the Partnership has not assigned, mortgaged, pledged, hypothecated or otherwise encumbered any of its rights or interests under any of the Leases.

     (27) To the best knowledge of the Partnership, the Rent Roll attached as EXHIBIT D accurately includes each tenant's name, a description of the dwelling unit leased by such tenant, the amount of rent due monthly from such tenant, the amount of the security deposit, if any, paid by such tenant (collectively, the "Security Deposits"), and the expiration date of the term of such Lease.

     (28) To the best knowledge of the Partnership, except as indicated on the Rent Roll, each Lease is in full force and effect.

     (29) To the best knowledge of the Partnership, except as indicated on the Rent Roll, all rents are being paid and are current (within 15 days of their due date).

     (30) To the best knowledge of the Partnership, except as indicated on the Rent Roll, no tenant has paid any rent for more than one month in advance.

     (31) To the best knowledge of the Partnership, except as indicated on the Rent Roll, no tenant is entitled to any free rent, abatement of rent or similar concession except in accordance with the past practice of the Partnership.

     (32) To the best knowledge of the Partnership, as of the date of this Agreement, the Security Deposits under the Leases are as set forth in the Rent Roll.

     (33) To the best knowledge of the Partnership, no brokerage commission or other compensation is payable (or will, with the passage of time, or occurrence of any event, or both, be payable) with respect to any Lease.

     (34) As of Closing, and upon the deposit of the Security Deposit funds into a segregated account as described in Section 16 (d), the Partnership shall have complied with all of the requirements of the relevant Maryland laws regarding the holding of tenant security deposits.

     (35) Except for the Service Contracts listed on SCHEDULE 4 attached hereto, there are no service or maintenance contracts, or pending purchase orders pertaining to the Property which may not be terminated upon not more than thirty (30) days, notice, without payment of any penalty or termination fee.

     (36) True and complete copies of the Service Contracts have been made available to Home Properties at the principal office of the Partnership.

     (37) To the best knowledge of the Partnership, each of the Service Contracts is in full force and effect; none of the parties thereto is in default of any of its obligations thereunder; and no event has occurred that, with the giving of notice, or the passage of time, or both, would constitute a default thereunder.

     (38) SCHEDULE 1 hereto lists the current holders of all outstanding Partner Interests of the Partnership together with the percentage interest held by each Partner. In the event that any Partner listed on SCHEDULE 1 transfers any Interests prior to the Closing Date, the Partnership shall use good faith reasonable efforts to promptly provide written notice to Home Properties of such transfer, and such notice shall include the names of the transferor and the transferee, the address of the transferee and the number of units transferred.

     (39) To the best knowledge of the Partnership, except: (i) as disclosed in SCHEDULE 6 attached hereto; (ii) for liabilities and obligations incurred in the normal course of business of the Partnership; and
           (iii) as otherwise disclosed in this Agreement, the Partnership has no material liability or obligation of any nature which is any way materially affects or is related to the Property or Personal Property whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).

     (40) Except as previously disclosed to Home Properties, all of the ranges and refrigerators in the Property are the property of the Partnership and not of the tenants.

     (41) To the best knowledge of the Partnership, the Partnership has filed or will file when due all notices, reports and returns of Taxes (as defined below) required to be filed before the Closing Date and has paid or, if due after the date hereof and prior to the Closing Date, will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of the Partnership, and including any interest, penalties or additions attributable thereto.

     (b) To the best knowledge of the Partnership, all of the representations and warranties of the Partnership, set forth in this Agreement shall be true and correct in all material respects at the date of this Agreement, and (except as disclosed in writing by the Partnership at or before Closing and approved in writing by Home Properties if any such written disclosure would have a material impact upon the transaction), all shall be deemed to be repeated at, and as of the Closing Date, and shall be true and correct in all material respects as at the Closing Date.

     (c) All of the representations and warranties of the Partnership, set forth in this Agreement, including, without limitation, the following indemnity, shall survive the Closing for a period of six months following Closing, and shall not be deemed to have merged in any document delivered at the Closing. Any claim for any breach of any representation or warranty of the Partnership shall be brought, if at all, within six months from the date of Closing or thereafter be forever barred and the limitations of liability as set forth in Paragraph (d) below shall apply to any such claim. The foregoing limitation of liability shall not apply in the case of fraud or intentional and material misrepresentation.

     (d) The Partnership agrees to indemnify Home Properties, and hold harmless and defend Home Properties, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys, fees, arising as the result of a material breach of any of the representations and warranties of the Partnership, set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither the General Partner nor any other partners of the Partnership shall have any personal liability, and no action of any kind shall be maintained against any of them or their respective assets, with respect to this Agreement and/or the transactions described in this Agreement, and Home Properties, its successors and assigns, shall look solely to the assets of the Partnership and the cash or assets held by the Disbursing Agent pursuant to Paragraph (c) of Section 2 above, for the payment of any claim against or the performance of any obligation of the Partnership. The foregoing limitation of liability shall not apply in the case of fraud or intentional and material misrepresentation; provided, however, that in no event shall any limited partner have any liability under this Agreement except in the event that such limited partner makes a fraudulent or intentional and material misrepresentation in any assignment or investor questionnaire regarding such limited partner's interest which will be conveyed to Home Properties at Closing.

     (e) Except as expressly provided in this Agreement, the Partnership, has made no representations and/or warranties regarding the Property and the Interests, and, except as expressly set forth in this Agreement, Home Properties shall, at Closing, accept the Property and the Interests in "AS IS" condition, with all faults, and without any other representations or warranties of any kind, whether as to merchantability, or fitness for a particular purpose, or otherwise.

     9.    REPRESENTATIONS AND WARRANTIES OF HOME PROPERTIES AND HME.

     (a) Home Properties and HME represent and warrant that each of the following is true, complete and accurate as of the date of this Agreement, and will be true, complete and accurate as of the Closing Date and thereafter, as the context may require, with respect to subparagraphs (6), (13), (14) and (15) only:

     (1) Home Properties and HME are duly organized, validly existing and in good standing (under the laws of the State of New York and the State of Maryland, respectively), and each has all the requisite power and authority to enter into and carry out and perform this Agreement, according to its terms, and to own, lease and carry on its business as it is now being conducted.

     (2) Neither the execution and delivery of this Agreement, nor the performance of this Agreement by Home Properties, nor the execution, delivery and performance of the Registration Rights Agreement by HME, nor the execution and delivery of the Lock-Up Agreement by HME and Home Properties, nor the execution and delivery of the Amendment (as hereinafter defined) by Home Properties, nor the execution, delivery and performance of all other agreements contemplated by this Agreement, nor the issuance and delivery of the OP Units by Home Properties, will conflict with, or result in any breach of, any contract, agreement, law, rule or regulation to which either HME or Home Properties is a party, or by which either HME or Home Properties is bound.

     (3) Subject to the approval of the Board of Directors of HME (the "Board"), which Home Properties agrees to use all good faith reasonable efforts to obtain on or before May 4, 1999, this Agreement has been duly authorized, executed and delivered, and constitutes a legal and binding obligation of Home Properties and HME, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors rights generally.

     (4) Subject to the approval of the Board, which Home Properties agrees to use all good faith reasonable efforts to obtain on or before May 4, 1999, each instrument to be executed and delivered by Home Properties and/or HME pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against Home Properties and/or HME in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors, rights generally.

     (5) To the best knowledge of Home Properties, there is no litigation, proceeding or investigation pending, or threatened, against or affecting Home Properties, or HME, that might affect the validity of this Agreement, or any action taken, or to be taken, by Home Properties, or HME, pursuant to this Agreement, or that might have a material adverse effect on the business of Home Properties.

     (6) At the Closing, Home Properties shall deliver to each Unit Partner good and marketable title to the OP Units allocated to such Unit Partner, free and clear of all liens, charges, encumbrances and restrictions, except as contained in the Operating Partnership Agreement, the Registration Rights Agreement, and the Lock-Up Agreement, and shall, by execution of the Amendment, admit each Unit Partner as a limited partner in Home Properties.

     (7) The Operating Partnership Agreement attached as EXHIBIT E, to this Agreement is true, complete and accurate as at the date of this Agreement, and shall not be further amended prior to the Closing Date, except for (i) amendments in connection with the issuance of additional shares under HME's Dividend Reinvestment Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan; (ii) amendments in connection with mergers or other transactions wherein additional OP Units are issued in connection with the acquisition of real property, or of interests in entities which own real property; and (iii) amendments to reflect the transfer or assignment of limited partnership interests in Home Properties or the exercise by partners of their Purchase Rights under the Operating Partnership Agreement.

     (8) All financial information heretofore or hereafter furnished by HME or Home Properties concerning such entities is, and shall be, true, complete and correct in all material respects as of the date therein specified. All of the information furnished and statements made by HME or Home Properties to the Partnership with respect to this Agreement, and in the periodic filings (as updated) by HME or Home Properties with the Securities and Exchange Commission, are true and correct in all material respects and do not misstate or fail to state any material fact.

     (9) HME or Home Properties has not (i) made a general assignment for the benefit of creditors; (ii) admitted in writing its inability to pay its debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or
          (iv) become generally unable to meet its financial obligations as they mature.

     (10) There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of HME or Home Properties, or the debts of HME or Home Properties, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for HME or Home Properties.

     (11) Except: (i) as disclosed in writing to the Partnership; (ii) for liabilities and obligations incurred in the normal course of business of HME or Home Properties; and (iii) as otherwise disclosed in this Agreement or in periodic filings (as updated) by HME or Home Properties, HME and Home Properties has no material liability or obligation of any nature which in any way materially affects their financial statements, whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).


     (12) HME and Home Properties will file when due all notices, reports and returns of Taxes (as defined below) required to be filed after the Closing Date and will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns arising after Closing. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of the Partnership, and including any interest, penalties or additions attributable thereto, which arise after closing .

     (13) The provisions of Section 4 (a), (b), (c) and (d) of this Agreement, and the provisions of Section 7.1 (a), (b), (c), (d), (e), (f), and
           (g) of this Agreement, are incorporated by reference herein as if recited at length as a representation and warranty of HME and Home Properties.

     (14) HME and Home Properties will be responsible for all activities, operations, debts, liabilities of and claims against the Partnership which arise and result from occurrences from and after Closing.

     (15) HME and Home Properties will promptly, timely and accurately make all announcements regarding this transaction to the limited partners of the Partnership and the public, such announcement to the public to occur upon or immediately subsequent to execution of this Agreement. HME and Home Properties will indemnify and save the Partnership and its Partners from and against any and all liability, claims, damages, costs and expenses arising by or through HME or Home Properties with respect to the offering of OP Units pursuant to this Agreement and with respect to public statements regarding the transaction contemplated by this Agreement; provided, however, that such indemnity shall not apply to statements made or damages caused directly by the Partnership or the General Partner prior to Closing.

     (b) All of the representations and warranties of Home Properties, and HME, set forth in this Agreement, including, without limitation, the following indemnity, shall survive the Closing, and shall not be deemed to have merged in any document delivered at the Closing.

     (c) Home Properties and HME agree to indemnify the Partnership and each Partner, and hold harmless and defend the Partnership and each Partner, from and against any and all losses, costs, claims, liabilities, taxes (including taxes on any indemnification amount), damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a breach of any of the obligations, covenants, representations and/or warranties of Home Properties and/or HME set forth in this Agreement.

     10.   CONDITIONS TO THE OBLIGATIONS OF HOME PROPERTIES.

     (a) Without limiting any of the rights of Home Properties elsewhere set forth in this Agreement, it is agreed that the obligations of Home Properties under this Agreement shall be subject to the satisfaction of the conditions set forth following ("Home Properties' Conditions"):

     (1) All of the representations and warranties of the Partnership set forth in this Agreement shall be true, accurate and correct in all material respects as of the Closing Date (as if made on the Closing Date).

     (2) On or before May 4, 1999, the Board shall have approved the acquisition of the Property by Home Properties and HME on the
           terms and conditions set forth in this Agreement.

     (3) On or before the Closing Date, all of the management agreements pertaining to the Property shall have been terminated (effective as at the completion of the Closing on the Closing Date), without cost or expense to Home Properties.

     (4) As at the Closing Date, the Existing Loan shall be in full force and effect, with no default or right to accelerate occurring thereunder except, if Home Properties has not elected to assume the Existing Loan or to be approved by the Existing Lender as the substituted General Partner, by reason of the consummation of the transaction contemplated under this Agreement.

(1) The Partnership shall have delivered to Home Properties all of the documents and other items required to be delivered by the Partnership to Home Properties under the terms of this Agreement.

(2) The General Partner shall have executed an agreement whereby it agrees that he will be responsible for making all final distributions to the former Partners of the Partnership from (i) any amounts remaining in the Reserve Amount and/or Contingency Reserve (as the case may be) at the time of expiration of such Accounts, and
           (ii) and from any other Partnership funds that the General Partner holds, and shall indemnify Home Properties for all claims relating thereto.

     (7) Josh E. Fidler shall have executed an agreement whereby he agrees that he will be responsible for causing the General Partner to perform its obligations pursuant to subparagraph (6) above and shall indemnify Home Properties in the event of the General Partner's failure to do so.

     (8) No less than 90% of the interests of the Partners shall have agreed in writing within sixty (60) days after the execution of this Contribution Agreement to exchange their Interests in the Partnership for cash and/or OP Units and assignments for such interests shall have been received by Closing.

     (9) If Home Properties is to assume the Existing Loan (subject to the provisions of Section 5 regarding the Gateway and Chestnut Crossing loans), then within the Due Diligence Period of this Agreement, the Existing Lender shall have approved the assumption of the Existing Loan by Home Properties (or substitution of Home Properties as General Partner of the Partnership).

     (10) No less than 90% of the interests in the Affiliated Partnerships have approved contribution agreements for the assignment to Home Properties of no less than 90% of the interests in the Affiliated Partnerships in exchange for any combination of OP Units and cash pursuant to Contribution Agreements to be executed by and between the Affiliated Partnerships and Home Properties, and the closing thereof, shall occur simultaneously with the closing of the transaction described in this Agreement and assignments for such interests shall have been received by Closing.

     (11) It is a condition of this transaction that (i) no fewer than an aggregate of $23 million in OP Units be issued to all Partners in the Partnership and to partners in Affiliated Partnerships accepting the Offer in this Agreement and the offer made to partners in Affiliated Partnerships pursuant to contribution agreements entered into by such Affiliated Partnerships, with the balance of the Consideration paid in cash, and (ii) no more than an aggregate of $35 million in OP Units to be issued all Partners in the Partnership and to partners in Affiliated Partnerships accepting the Offer in this Agreement and the offer made to partners in Affiliated Partnerships pursuant to contribution agreements entered into by such Affiliated Partnerships, [if all accepting Partners and partners of Affiliated Partnerships desire more than and aggregate of $35 million in OP Units, such OP Units shall be pro-rated among accepting Partners and partners of Affiliated Partnerships], with the balance to be cash.

     (12) The fulfillment by the Partnership of such other conditions to Closing as are set forth in this Agreement, including, without limitation, the performance by each partnership of the obligations and covenants of such Partnership set forth in this Agreement.

     (b) Each of Home Properties' Conditions is for the benefit of Home Properties, and, accordingly, any such condition may be waived by Home Properties at any time.

     (c) If any Home Properties' Conditions shall not have been fulfilled by the Partnership, or otherwise satisfied or waived by Home Properties, Home Properties shall have the right to terminate this Agreement by written notice to the Partnership, in which event the Earnest Money Deposit shall be returned to Home Properties, and this Agreement shall, thereafter, be deemed to be null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, but subject to the provisions of Section 23 of this Agreement.

     11.   CONDITIONS TO THE OBLIGATIONS OF THE PARTNERSHIP.

     (a) Without limiting any of the rights of the Partnership elsewhere set forth in this Agreement, it is agreed that the obligations of the Partnership under this Agreement shall be subject to the satisfaction of the conditions set forth following (the "Partnership's Conditions"):

     (1) All of the representations and warranties of Home Properties, and HME, set forth in this Agreement shall be true, accurate and correct as of the Closing Date (as if made on the Closing Date).

     (2) Home Properties shall have delivered to the Partnership all of the documents and other items required to be delivered by Home Properties under the terms of this Agreement.

     (3) No less than 90% of the interests of the Partners shall have agreed in writing within sixty (60) days after the execution of this Contribution Agreement to exchange their Interests in the Partnership for cash and/or OP Units and assignments for such interests shall have been received by Closing.

     (4) Within the Due Diligence Period of this Contribution Agreement, if the Existing Loan is to be assumed by Home Properties, the Existing Lender shall have approved the assumption of the Existing Loan by Home Properties (or substitution of Home Properties as General Partner of the Partnership).

     (5) No less than 90% of the interests in the Affiliated Partnerships have approved contribution agreements for the assignment to Home Properties of no less than 90% of the interests in the Affiliated Partnerships in exchange for any combination of OP Units and cash pursuant to Contribution Agreements to be executed by and between the Affiliated Partnerships and Home Properties, and the closing thereof, shall occur simultaneously with the closing of the transaction described in this Agreement and assignments for such interests shall have been received by Closing.

     (6) The fulfillment by Home Properties of such other conditions to Closing as are set forth in this Agreement.

     (b) Each of the Partnership's Conditions is for the benefit of the Partnership, and, accordingly, any such condition may be waived by the Partnership at any time.

     (c) If any of the Partnership's Conditions shall not have been fulfilled by Home Properties, or otherwise satisfied or waived by the Partnership, the Partnership shall have the right to terminate this Agreement by written notice to Home Properties, in which event the Earnest Money Deposit shall be returned to Home Properties, and this Agreement shall, thereafter, be deemed to be null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, but subject to the provisions of Section 23 of this Agreement.

     12. INSPECTION PERIOD. Subject to the rights of existing tenants at the Property, Home Properties shall have a period , beginning April 1, 1999 and ending May 15, 1999 (the "DUE DILIGENCE PERIOD") within which to cause one or more surveyors, attorneys, engineers, auditors, architects, and/or other experts of its choice (i) to inspect any document related to any Property, including, without limitation, all Leases and related documents, documents pertaining to the Existing Loan, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, service contracts, real estate tax receipts and annual and monthly operating statements, and (ii) to inspect, examine, survey, appraise and obtain engineering inspection and environmental reports with respect to the Property, documents pertaining to the Existing Loan, or all of the Property, and otherwise to do all that, which, in the opinion of HME, is necessary to determine the condition and value of the Properties for the uses intended by Home Properties, provided, however, that Home Properties shall not conduct any environmental study of any Property beyond a Phase 1 level without the consent of the Partnership, which consent shall not be unreasonably withheld. Home Properties may declare the Due Diligence Period ended at any earlier time.
Home Properties must be satisfied in all respects (in the sole and absolute discretion of Home Properties) with the results of all reviews, inspections and investigations conducted by, or under, Home Properties during the Due Diligence Period. If Home Properties shall not be so satisfied, Home Properties may, within the Due Diligence Period, terminate this Agreement by giving the Partnership written notice of such termination and returning to the Partnership all documents supplied to Home Properties by the Partnership and providing the Partnership with all studies and surveys procured by Home Properties during the Due Diligence Period, in which event Home Properties shall have no obligation or liability under this Agreement, or with regard to the Partnership or the Property, and Home Properties shall be entitled to the immediate return of the Earnest Money Deposit, and this Agreement shall, thereafter, be null, void and of no further force or effect. If not so terminated by Home Properties, this Agreement shall continue in full force and effect according to its terms. Home Properties shall be responsible for payment of all of the costs of its due diligence activities, including, without limitation, all engineering and environmental reports, and all financial and Lease audits. Home Properties and HME shall indemnify and hold the Partnership harmless from and against any and all loss, claims, damage and expense arising out of entry by Home Properties and its agents onto the Property and any testing performed thereon. Home Properties and HME shall repair any damage which it may cause as a result of any such entry and testing. Home Properties and HME shall cause their entry, inspections and testing (if any) to be conducted in a manner so as to minimize disruption to tenants at the Property.

     Home Properties and HME shall give written notice to the Partnership as soon as the Board has, pursuant to paragraphs (a)(3) and (a)(4) of Section 9 hereof, acted upon a request for approval of this Agreement and the transactions envisioned herein. In the event that the Board has failed to approve by May 4, 1999, or Home Properties shall fail to give the Partnership notice of approval by May 6, 1999, the Partnership shall have the right to terminate this Agreement by giving written notice to Home Properties, in which event the Earnest Money Deposit shall be returned to Home Properties and neither party shall have any further obligation under this Agreement.

     13.   TITLE.

     (a) At Closing, the Partnership will hold good, marketable and insurable fee simple title to the Property, free and clear of all liens, charges and encumbrances, except the Permitted Exceptions.

     (b) Within 10 days of the execution of this Contribution Agreement, the Partnership will furnish and deliver to Home Properties a copy of the most recent title policy issued with respect to the Property and a copy of the most recent survey of the Property.

     (c) The obligation of Home Properties to complete the transaction described in this Agreement is conditioned upon the ability of Home Properties to obtain title insurance with respect to the Property insuring that, as of the Closing Date, title to the Property is not subject to any liens or encumbrances, other than the Permitted Exceptions.

     (d) The Partnership agrees that, upon the request of Home Properties, it will provide an affidavit in such customary form as shall allow Home Properties to obtain a non-imputation endorsement to the title policy purchased by Home Properties.

     (e) If any title commitment, UCC search or survey discloses exceptions to title other than the Permitted Exceptions, or any other matter which does not conform to the requirements of this Agreement, Home Properties shall so notify the Partnership in writing, such notice to be furnished to the Partnership, if at all, within fifteen (15) days following receipt by Home Properties of the title commitments, the UCC searches and surveys, but not later than the end of the Due Diligence Period. The Partnership shall have the right, but not the obligation, within forty-five (45) days from the date of the receipt of such notice by the Partnership (the "Correction Period"), to have each such unpermitted exception to title removed, or to correct each such other matter, in each case to the reasonable satisfaction of the Home Properties. Home Properties shall have no obligation to close within the Correction Period unless the Partnership shall have caused each unpermitted exception to be removed or corrected to the reasonable satisfaction of Home Properties. If, within the Correction Period, the Partnership fails to have each such unpermitted exception removed, or to correct each such other matter as aforesaid, Home Properties may, at its option, and as the sole and exclusive remedy of Home Properties, either (i) terminate this Agreement, in which event this Agreement, without further action of the parties, shall become null and void such that neither party shall have any further rights or obligations under this Agreement, and Home Properties shall be entitled to the immediate return of the Earnest Money Deposit, or (ii) elect to take title to each Property as it then is. If Home Properties fails to make either such election within five
(5) days following the expiration of the Correction Period, Home Properties shall be deemed to have elected option (ii). Any exception to title (other than a Permitted Exception), or any other matter which does not conform to the requirements of this Agreement, to which the Home Properties does not object, as aforesaid, shall be deemed approved by Home Properties, and shall be deemed to be an additional Permitted Exception. Notwithstanding anything to the contrary contained herein, the Partnership shall be obligated to remove (or to cause the title company to affirmatively insure over) at the expense of the Partnership (a) any mortgages or deeds to secure debt regarding any financing obtained by any Partnership, other than the Existing Loan; (b) any mechanic's or materialman's lien for work done on any Property on behalf of the Partnership; and (c) any other monetary lien against any Property resulting from any act or omission of the Partnership.

     14. CLOSING DATE. If this Agreement shall not have been terminated by Home Properties, or the Partnership, for any of the reasons set forth in this Agreement, and within the time(s) herein limited, the closing of the transaction contemplated by this Agreement (the "Closing") shall occur on June 30, 1999 unless such Closing Date is extended as provided in Section 5 of this Agreement (any such day upon which the Closing occurs being herein referred to as the "Closing Date"). Home Properties and HME agree to use commercially reasonable good faith efforts to expeditiously attempt to obtain all necessary approvals of the holders of the Existing Loan. The Closing shall be held at the Partnership's office, at such time, or at such other place, as may be mutually agreed upon by the parties.

     15.    CLOSING DOCUMENTS.

     (a) At or prior to the Closing, the Partnership shall deliver to Home Properties the following, each of which shall be in form and substance satisfactory to Home properties:

     (1) if Home Properties is to assume (or obtain lender consent to the substitution of Home Properties as the General Partner under) the Existing Loan , an estoppel certificate from the Existing Lender confirming that there is no default under the Existing Loan, and that there exists no event that with the passage of time or the giving of notice, or both, would constitute such a default;

     (2) any and all affidavits, certificates or other documents reasonably and customarily required by the title company in order to cause it to issue the title policy regarding the Property in the form and condition required by this Agreement;

     (3) an update of the Rent Roll pertaining to the Property (including a listing of all delinquent and prepaid rents, and all security deposits (including all interest due to tenants pursuant to Maryland or other applicable laws), dated as of (or as close as reasonably practicable to) the Closing Date, and represented and certified by the Partnership to be true, accurate, complete and correct in all material respects;

     (4) to the extent in the possession of the Partnership all of the original Leases, Service Contracts and Equipment Leases (in the case of the Equipment Leases or Service Contracts, limited to those Equipment Leases or Service Contracts which Home Properties is required, or has elected, to assume under this Agreement)such materials to remain at the rental office and need not be brought to closing;

     (5) all keys to the Property in the possession of the Partnership, which shall be remain at the rental office and need not be brought to closing;

     (6) duly executed certificates of title, and other transfer documents, with regard to any vehicle owned by the Partnership;

     (7) a certified copy of the Certificate of Limited Partnership of the Partnership, and such other evidence of the Partnership's power and authority as the title company may reasonably request;

     (8) a letter to each of the tenants in the Property advising them of the change of beneficial ownership of the Property, and the transfer of the Security Deposits, and directing that rentals or other payments thereafter be paid to a payee designated by Home Properties;

     (9) such existing maintenance records in regard to the Property which Home Properties may request not later than five (5) days prior to the Closing Date (which shall be delivered at the Property);

     (10) the currently effective Licenses regarding the Property, or other reasonably acceptable evidence of the right to use and occupy the Property;

     (11) signed notices to each utility service provider, advising of the change in beneficial ownership of the Property;

     (12)  a signed counterpart of the Lock-Up Agreement;

     (13)  a signed counterpart of the Registration Rights Agreement;

     (13.1) executed assignments of Interests from the Partners who have accepted the Offer set forth in this Agreement;

     (14) a signed counterpart of the Amendment to the Operating Partnership Agreement admitting the Unit Partners as limited partners of Home Properties (the "Amendment");

     (15) a statement of the aggregate amount of the Security Deposits (with interest) as shown on the updated Rent Roll, which amount shall be adjusted as more fully provided in Section 16 (d);

     (16) such additional documentation as Home Properties, or the title company, may reasonably deem necessary or desirable in order to effectuate the transaction contemplated by this Agreement; and

     (17) a signed counterpart of the Escrow Agreement-Reserve Amount in form substantially similar to EXHIBIT H;

     (b) At the Closing, Home Properties shall deliver to the Partnership the following, each of which shall be in form and substance satisfactory to such
Partnership:

     (1) proof of the issuance of the OP Units allocated to the Unit Partners (by and through the execution and delivery of the Amendment, which shall evidence and reflect the ownership of the OP Units by such Partners);

     (2) proof of the payment of cash allocated to the Partners who have elected to receive cash in exchange for their Interests;

     (3) a receipt for the Security Deposits [acknowledged by the deduction described in Section 16 (d)] and evidence that the Security Deposits have been placed into a segregated account as required by such Section;

     (4) a certificate of the Secretary of HME certifying that the Board of Directors of HME have duly adopted resolutions authorizing the transaction contemplated by this Agreement, and the execution of all of the Closing documents to be executed and delivered by Home Properties pursuant to this Agreement;

(1) a sworn statement on behalf of HME certifying that the person signing documents in connection with the transaction contemplated by this Agreement on behalf of Home Properties is authorized to do so;

     (6)   a signed counterpart of the Registration Rights Agreement;

     (7)   a signed counterpart of the Lock-Up Agreement;

     (8)   a signed counterpart of the Amendment;

     (9) signed counterparts of all other documents listed in Section 15(a) required to be signed by Home Properties;

     (10)  a certified copy of the Operating Partnership Agreement;

     (11) on behalf of HME, a certificate of good standing from the Secretary of State of Maryland;

     (12) on behalf of Home Properties, a certificate of good standing from the Secretary of State of New York; and

     (13) such additional documentation as the Partnership may reasonably deem necessary to effectuate the transaction set forth in this Agreement.

     (c) At the Closing, the parties shall make adjustments, reimbursements and consummate the transactions described in Section 34 of this Agreement.

     16.   ADJUSTMENTS.

     (a) The following items shall be adjusted between the Partnership and Home Properties as of the date of the Closing Date (it being understood that the Partnership shall have the benefit of monies received and expenses incurred on the date of Closing) and shall be paid in cash at Closing:

     (1)   interest on the Existing Loan;

     (2)   real estate and personal property taxes,

     (3) rents under the Leases for the relevant month, as and when collected;

     (4)   coin operated laundry concession income;

     (5) charges for water, sewer, electricity, fuel, gas, telephone and other utilities, which are not metered or otherwise charged directly to tenants under the Leases; provided that if the consumption of any such utilities is measured by meters, at Closing the Partnership shall furnish a current reading of each meter, and provided, further, that if there is not a meter, or if the meter(s) cannot be read by the relevant utility prior to the Closing, the charges therefor shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued, and shall be further adjusted when the bills for the period including the Closing Date are issued;

     (6) amounts paid or payable under the Service Contracts to be assigned to and assumed by Home Properties (seasonal contracts for services such as pool, landscaping and the like shall be adjusted based upon benefits received);

     (7)   fees paid for assignable current Licenses;

     (8) insurance and tax escrows (if paid by Partnership, shall be fully reimbursed by Home Properties at Closing on loans assumed with the Partnership recovering directly from such lender on loans prepaid); prepaid real estate taxes; prepaid mortgage insurance; replacement reserve escrows (if paid by Partnership, shall be fully reimbursed by Home Properties at Closing on loans assumed with the Partnership recovering directly from such lender on loans prepaid); other expenses of operation;

(1) any special assessment for public improvements or otherwise which is or may become payable with respect to the Property in annual installments; and

(2) such other amounts as are customarily adjusted between parties to similar transactions in the local jurisdiction.

     (b) Rents which are due and payable to the Partnership by any tenant but uncollected as of the Closing Date shall not be adjusted at the Closing. All rents collected by Home Properties after the Closing Date shall be applied first to any due but unpaid rentals accruing subsequent to the Closing Date, and then to any rents past due for the calendar month in which the Closing Date occurs (subject to adjustment), and then to any rents due and unpaid prior to the Closing Date. All rent collected after Closing for any period prior to the Closing shall belong to the Partnership, and if paid to Home Properties, Home Properties shall promptly send such rent to the General Partner for distribution to the former Partners of the Partnership pursuant to the agreement described in subparagraph (a) (6) of Section 10, less all reasonable expenses incurred by Home Properties, if any, in regard to the collection thereof. At the Closing, the Partnership shall deliver to Home Properties a schedule of all such past due, but uncollected rents owed by tenants. All rents collected by the Partnership, prior to Closing, for rental period(s) subsequent to the Closing shall be paid by the Partnership to Home Properties at the Closing or deducted as an adjustment at Closing, at the option of the Partnership. All rents collected by Home Properties or the Partnership for rental periods after the Closing shall belong to Home Properties, and if paid to the Partnership, the Partnership shall promptly send such rent to Home Properties.

     (c) Any adjustment estimated at the Closing shall be finally adjusted as soon as practicable after the Closing. Any error in the calculation of apportionments shall be corrected subsequent to the Closing with appropriate credits to be given based upon corrected adjustments; provided, however, that all adjustments (except as to errors caused by misrepresentation) shall be deemed final upon the expiration of ninety (90) days after the Closing Date.

     (d) In lieu of the Partnership delivering Security Deposit accounts, there shall be an adjustment at Closing of an amount equal to the aggregate amount of the Security Deposits (with interest) shown on the updated Rent Roll provided by the Partnership, which amount shall be set aside by Home Properties at Closing into a segregated account for security deposits in accordance with Maryland Law.

     (e) The Partnership shall be responsible for, and shall make arrangements for payment of, all amounts due to the Closing Date for employees, salaries, accrued vacation pay, withholding and payroll taxes, and other benefits, and any management fee affecting the Property (the General Partner may utilize one or more payroll periods after Closing to finalize these payments). Home Properties shall be responsible for all such expenses commencing upon the Closing Date.

     17. POSSESSION. Upon completion of the Closing, the Partnership shall deliver to Home Properties full and complete possession of the Property, subject only to the Permitted Exceptions and such other agreements and matters as may be agreed to by the General Partner and Home Properties .

     18.   CONDEMNATION AND DESTRUCTION.

     (a) If, prior to the Closing Date, the Property, or any part of any Property, is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the Partnership shall notify Home Properties of such fact, and Home Properties shall have the option (which option shall be set forth in a notice from Home Properties to the Partnership given not later than fifteen (15) business days after receipt of the notice from the Partnership):

     (i) to terminate this Agreement, in which event, the Earnest Money Deposit shall be returned to Home Properties, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties; or

     (ii) to accept title to the Property (other than the portion so taken), without abatement of the Consideration, in which event the Partnership shall assign and turn over to Home Properties at the Closing, and Home Properties shall be entitled to receive and keep, all amounts awarded, or to be awarded, as the result of the taking.

     (b) If, prior to the Closing Date, all or any material part of any Property is damaged or destroyed by fire or other casualty, the Partnership shall notify Home Properties of such fact, and Home Properties shall have the option (which option shall be set forth in a notice from Home Properties to the Partnership given not later than fifteen (15) business days after receipt of the notice from the Partnership):

     (i) to terminate this Agreement, in which event, the Earnest Money Deposit shall be returned to Home Properties, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties; or

     (ii) to accept title to the relevant Property without abatement of the Consideration, in which event the Partnership shall assign to Home Properties, at the Closing, all of the right, title and interest of the Partnership in and to the insurance proceeds awarded or to be awarded to the Partnership as the result of such damage or destruction.

     (c) In the event there is damage to or destruction of an Immaterial part of the Property by fire or other casualty, such damage or destruction shall, subject to receipt of insurance proceeds, be repaired promptly by the Partnership, and in the event such damage or destruction cannot be fully repaired by the Closing Date, then at the option of Home Properties (i) the Closing shall be postponed until such repairs shall have been completed, or
(ii) the Closing shall be held as scheduled, and Home Properties shall accept title to the Property without abatement of the Consideration, in which event the Partnership shall assign to Home Properties, at the Closing, all of the right, title and interest of the Partnership in and to the insurance proceeds awarded or to be awarded to the Partnership as the result of such damage or destruction.

     (d) An "Immaterial" part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be $250,000, or less, and a "Material" part thereof shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be greater than $250,000.

     20. BROKER'S COMMISSION. The Partnership and Home Properties each represent to the other than the transaction described in this Agreement was not brought about or assisted in any way by any broker, firm or salesman, or other person or persons acting or functioning as, or in a role similar to a broker (any such broker, firm or salesman, or other person, is herein referred to as a "Broker"), except Insignia/ESG, to whom, pursuant to separate agreement, the Partnership shall pay a real estate brokerage commission at the time of, and in conjunction with the Closing of the transaction under this Agreement. The Partnership agrees that should any claim be made for a commission or other compensation with regard to this transaction by any broker claiming through the Partnership, other than a broker engaged in writing by Home Properties, or HME, the Partnership shall have the sole responsibility for paying any such claim, and shall indemnify and hold harmless Home Properties, and HME, from and against any such claim of any broker, and all liabilities and expenses in connection therewith, including court costs and attorneys, fees and expenses.

     21. EARNEST MONEY. Concurrently with the execution of this Agreement by both Home Properties and the Partnership, Home Properties will deposit ____________ Dollars ($_________) in cash (the "Earnest Money Deposit") with the Disbursing Agent, to be held in an interest bearing account, at an insured institution acceptable to Home Properties pursuant to the terms of an Escrow Agreement in the form of EXHIBIT F attached hereto. Five days after the expiration of the Due Diligence Period, provided Home Properties shall not have terminated this Agreement pursuant to the provisions of Section 12, Home Properties will deposit an additional __________________ Dollars ($___________) with the Disbursing Agent, which sum shall become a part of the Earnest Money Deposit. At Closing, the Earnest Money Deposit, shall be returned to Home Properties, and shall not be applied to the Consideration payable for the Interests. If this Agreement shall not have been properly terminated by Home Properties pursuant to the provisions of this Agreement, the Earnest Money Deposit shall be refundable to Home Properties in the event only that the Partnership defaults, or is unable to close for any reason. In the event Home Properties does not close for any reason other than as a result of the permitted termination of this Agreement by Home Properties, or the default of the Partnership, or the inability of the Partnership to close, the Earnest Money Deposit, shall be paid to the Partnership. As used anywhere in this Agreement, the term "Earnest Money Deposit" includes all earnings thereon, if any.

     22. COOPERATION. At all times during the term and pendency of this Agreement, the Partnership will cooperate fully with Home Properties (but with no obligation to incur cost or expense in connection therewith) in all reasonable manner in providing books, records and other documentation for review, including, without limitation, all Leases and related documents, copies of documentation relating to the Existing Loan, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, service contracts, real estate tax receipts, copies of tax returns filed by the Partnership, and annual and monthly operating statements relating to the Property, and in the possession of, or reasonably available to the Partnership. Subject to existing tenant leases, the Partnership will provide access to the Property for all physical inspections required by Home Properties. The Partnership will provide access by the representatives of Home Properties to all financial and other information relating to the Property as is sufficient to enable such representatives to prepare audited financial statements, at the expense of Home Properties, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission"), and any registration statement, report or disclosure statement required to be filed with the Commission. Home Properties shall conduct itself and its examinations in a manner to minimize disruption to the staff and tenants of the Partnership and Property.

     23.   DEFAULTS AND REMEDIES.

     (a) If the Partnership fails or refuses to perform in accordance with the terms of this Agreement, including, without limitation, the failure or refusal to perform any covenant or obligation on the part of the Partnership to perform, prior to the Closing, or if any of the representations, warranties and covenants of the Partnership contained in this Agreement shall not be true, complete and correct at Closing, Home Properties may terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Home Properties, and Home Properties shall, in addition, be entitled to reimbursement by the Partnership of the actual out-of-pocket due diligence costs incurred by Home Properties in connection with proposed acquisition of the Interests, up to the sum of $__________ (after the payment of which, this Agreement shall be deemed null, void, and of no further force or effect between the parties). The parties agree and understand that in no event shall the Partnership be liable for any damages in excess of the aforesaid sum and that the aforesaid limitation of liability is a material inducement for the Partnership to enter into this Agreement.

     (b) If Home Properties fails or refuses to perform in accordance with the terms of this Agreement, the Earnest Money Deposit shall be forfeited to the Partnership as liquidated damages (which shall be the sole and exclusive remedy of the Partnership against Home Properties), at which time this Agreement shall be deemed to be null, void and of no further force or effect between the parties. In that regard, the Partnership acknowledges and agrees that (i) the Earnest Money Deposit is a reasonable estimate of, and bears a reasonable relationship to, the damages suffered and costs incurred by the Partnership as a result of having subjected the Interests to the terms of this Agreement; (ii) the actual damages suffered and costs incurred by the Partnership as a result of such failure of Home Properties to close under this Agreement would be extremely difficult and impractical to determine; (iii) Home Properties seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Home Properties under this Agreement; and (iv) the Earnest Money Deposit shall be and constitute valid liquidated damages. The foregoing limitation shall apply only in the event that Home Properties does not close the transaction contemplated by this Agreement, and such limitation shall not apply in the event that Home Properties closes and thereafter Home Properties or HME breaches one of its obligations hereunder after Closing.

     24.   OTHER PROHIBITED ACTIVITIES.

     (a) During the term and pendency of this Agreement, the Partnership will cease to market the Property, and, in that regard, the Partnership will refrain from soliciting or accepting any offer from any third party, or, engaging in any discussion with any third party concerning the sale, refinancing or recapitalization of the Property.

     (b) Except as required by Section 9(a)(15), until Closing, both Home Properties and the Partnership agree to keep this Agreement confidential, and not to disclose its contents to anyone except their respective lenders, legal counsel and accountants, and except to the Partners in connection with the Offer and except that HME shall and may promptly make such public announcement regarding the transaction contemplated by this Agreement, as may, in its judgment, be required by, or appropriate under, applicable securities laws (any such statements or announcements to be true, complete and correct in all material respects with regard to the nature of such statements or announcements).

     25. RISK OF LOSS. Until the Closing, the risk of loss or damage to all or any part of any Property, from fire or other casualty, or from condemnation, shall be borne by the Partnership, subject to the terms of this Agreement.

     26.   NOTICES.

     (a) all notices, demands, or requests made and/or given pursuant to, under, or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made and/or given, by postage prepaid, certified or registered mail, return receipt requested, by nationally recognized courier service, or by personal delivery, as follows:

     (I)   if to the Partnership:

           ___________________________
           4750 Owings Mills Boulevard
           Owings Mills, Maryland 21117
           Attention: Josh E. Fidler

           With copy to:


           Searle Mitnick, Esq.
           Tydings & Rosenberg, LLP
           100 East Pratt Street
           Baltimore, MD  21202

           and

     (ii)  if to Home Properties:

           c/o Home Properties of New York, Inc.
           850 Clinton Square
           Rochester, New York 14604
           Attention:   Norman P. Leenhouts, Chairman and
           Co-Chief Executive Officer

     (b) Any such notice, demand or request shall be deemed to have been rendered or given on the date of receipt, in the case of delivery by courier service or personal delivery, or three (3) business days after mailing.

     27. ASSIGNMENT. Neither this Agreement nor any interest hereunder shall be assigned or transferred by the Partnership or by Home Properties.

     28. GOVERNING LAW. The corporate laws of the State of Maryland will govern all questions concerning the relative rights and obligations of the parties with respect to any HME Common Shares acquired or acquirable by the holders of OP Units on account of their OP Units. Except as limited by the Operating Partnership Agreement, the laws of the State of New York will govern all other questions concerning the relative rights and obligations of the holders of OP Units as limited partners in Home Properties, or otherwise with respect to the OP Units. This Agreement shall, otherwise, be governed, construed and interpreted in accordance with the laws of the State of Maryland applicable to contracts made and to be performed wholly within the State of Maryland without giving effect to the conflicts-of-laws principles thereof.

     29. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the various documents referred to herein contains, or incorporates, all of the terms agreed upon between the parties with respect to the subject matter, and supersedes any and all prior written or oral understandings. This Agreement may not be modified or amended except in, and by, a written instrument executed by the parties hereto.

     30. WAIVER. No waiver by either party of any failure or refusal of the other party to comply with any of the obligations of such party hereunder shall be deemed a waiver of any other or subsequent failure or refusal so to comply.

     31. ARTICLE HEADINGS. The headings of the various sections of this Agreement have been inserted only for purposes of convenience, and are not part of this Agreement, and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

     32. CONDITION OF APARTMENTS. The Partnership will use commercially reasonable efforts, in accordance with its existing business practices, to ensure that at the time of the Closing the vast majority of apartment units are in rentable condition. The parties recognize that tenants at the Property move out at various times and that it may not be possible for all units to be fully prepared at the time of Closing. Accordingly, the Partnership shall be fully responsible for insuring that all units that have been vacated 30 or more days prior to Closing shall be in full rentable condition. In the event that any apartment unit vacant 30 or more days prior to Closing is not in rentable condition, Home Properties shall receive a closing credit equal to the amount reasonably necessary to bring that unit to rentable condition based on a standard typical for the Property. For units vacated within 30 days prior to Closing, the Partnership will continue to use commercially reasonable efforts, in accordance with its existing business practices, to prepare such units for subsequent tenancy, however, if any such units are not in full rentable condition at the time of Closing there shall be no credit given to Home Properties.

     33.   MISCELLANEOUS.

     (a) Subject to existing tenant leases, upon reasonable notice and during business hours between the date of this Agreement and the Closing Date, Home Properties, and agents and representatives of Home Properties, shall have the right to enter upon any Property for the purpose of examining, inspecting and testing such Property, provided that Home Properties shall conduct itself in a manner to minimize disruption to tenants and staff at the Property.

     (b) The Partnership acknowledges that audited financial statements pertaining to the Property for a minimum of one, and a maximum of three, prior calendar year(s) of operation, and the portion of the calendar year in which the Closing occurs, up to the Closing Date, are required to be filed by Home Properties with the Securities and Exchange Commission after the Closing. Accordingly, the General Partner agrees to provide Home Properties, and its representatives, with access to the books and records of the Partnership pertaining to the Property after the Closing, upon reasonable advance notice, in order to conduct the required audit, at the expense of Home Properties. After the Closing, the General Partner will provide, or cause to be provided, a signed Representation Letter, in the form of EXHIBIT G attached hereto, with respect to the Property owned by the Partnership.

     (c) The parties hereto recognize that, at the Closing Date, the Partnership will terminate for federal income tax purposes. The General Partner hereby covenants to cause the tax returns to be prepared for the Partnership for the period up to the Closing Date. Home Properties shall make available to the General Partner (and his representatives) promptly upon request, all financial and other information relating to the Partnership which is necessary to permit the General Partner to file a tax return on behalf of the Partnership for its taxable year ended on the Closing Date, and for such other purposes as may be requested by the General Partner in order to wind up business affairs for the entity and the Partners.

     (d) Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement, or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

     (e) The General Partner shall cause tax returns for the Partnership for the period up to the Closing Date to be completed within one hundred twenty
(120) days of the Closing Date. A copy of such final tax return shall be submitted to Home Properties promptly upon its filing with the IRS. Within one hundred twenty (120) days of the Closing Date the General Partner shall also provide Home Properties with a schedule showing: (i) the net book value of the Property and the Personal Property owned by the Partnership as of the Closing Date; and (ii) an updated SCHEDULE 5 providing the actual information which was estimated in such Schedule. The obligation of Home Properties contained in
Section 7.1(d) and the representations of Home Properties as contained in
Section 9(a)(13) are conditioned upon the actual information updated pursuant to this Section 33(e) not being materially different from the estimated information. The information on the Schedule shall be calculated in a manner consistent with the calculations made for federal income tax depreciation purposes.

     (f) The date upon which this Agreement shall have been signed by both the Partnership and Home Properties shall be considered to be the date of this Agreement.

     (g) The Partnership and the General Partner agree that they will not trade in common stock of HME, or cause such stock to be traded on their behalf, prior to the Closing Date.

     (h) This Agreement may be executed in counterparts and by facsimile signatures.

     34.   SPECIAL PROVISIONS.

     (a) FALCONCREST REHABILITATION COSTS. The parties recognize and agree that between April 1, 1999 and June 30, 1999 ("2{nd} Quarter 1999") it is anticipated that the Partnership will incur substantial costs and expenses related to the rehabilitation of various apartment units at the project, it currently being estimated that the Partnership will expend approximately $13,500 per renovated unit at the project during such period (the "Projected Rehab Costs"), and the parties desire that the Partnership continue such renovation program at the project. The parties further recognize and agree that HME and Home Properties will have the benefit of the Projected Rehab Costs (not the Partnership) and, accordingly, HME and Home Properties will reimburse the Partnership, as an adjustment at Closing, for the actual amount of Projected Rehab Costs incurred by the Partnership during 2{nd} Quarter 1999 based upon the following formula: HME and Home Properties shall pay the Partnership $13,500 for each unit fewer than 150 units which remain to be renovated at the project at Closing (i.e., there are 396 units at the project, 117 Section 2 units do not need renovation, and it is estimated that 146 units may be renovated by June 30, 1999. Assuming such numbers, HME and Home Properties would reimburse as follows: [396 - 117 - 146 = 133; 150 - 133 = 17; 17 x $13,500 = $229,500]); provided, however, that in no event shall HME and Home Properties be obligated to reimburse the Partnership more than $350,000. If more than 150 units remain to be renovated by June 30, 1999, the Partnership will pay HME/Home Properties $13,500 for each unit which remains to be renovated in excess of 150.

     (b) TIMBERCROFT I & III EQUITY PRESERVATION RESERVE. The parties recognize and agree that Timbercroft I, LLC and Timbercroft III, LLC currently have posted with lenders an Equity Preservation Reserve of approximately $800,000 (the "Equity Preservation Reserve"). At Closing, Home Properties shall pay and reimburse the Partnership the principal balance and accrued interest as of the Closing Date of the Equity Preservation Reserve such that after Closing Home Properties shall be solely entitled to the Equity Preservation Reserve posted with lenders.

     (c) PURCHASE OF VECTOR PROPERTY MANAGEMENT LLC. The parties have agreed that Home Properties will purchase the stock of the current management company for the project, Vector Property Management, LLC ("Vector") pursuant to the terms of a Membership Interest Purchase Agreement between Vector and Home Properties executed contemporaneously herewith (the "Management Purchase Agreement"). At Closing, the parties shall execute and deliver all documents and monies required by the Management Purchase Agreement to effectuate the purchase and sale of the stock of Vector.

     (d) PURCHASE OF VARIOUS ASSETS OF CHESAPEAKE REALTY MANAGEMENT, INC. The parties have agreed that Home Properties will purchase certain assets comprised of various cars, trucks and dumpsters from Chesapeake Realty Management, Inc., a company affiliated with the Partnership ("Chesapeake"), for a price equal to the depreciated book value of such assets on the books of Chesapeake (such price not to exceed $100,000), pursuant to the terms of an Asset Purchase Agreement between Chesapeake and Home Properties executed contemporaneously herewith (the "Asset Purchase Agreement"). At Closing, the parties shall execute and deliver all documents and monies required by the Asset Purchase Agreement to effectuate the purchase and sale of the various assets sold by Chesapeake to Home Properties.


     IN WITNESS WHEREOF, the Partnership and Home Properties have executed this Agreement as at the day and year first above written.


[COUNTERPART SIGNATURE PAGES FOLLOW]

[Partnership Counterpart Signature Page]

                                 [NAME OF PARTNERSHIP]


                           By: ________________________________

                           Date: ______________________________


                                    _____________________,  as General Partner,
                                   but only for purposes of acknowledging and agreeing to the provisions of subparagraph
                                   (a)(6) of Section 10, paragraph (b) of
                                   Section 16 and paragraphs (b), (c) and (e) of Section 33.



                                 ________________________________


                                 JOSH E. FIDLER, but only
                                 for the purpose of agreeing to the
                                 provisions of subparagraph (a)(7)
                                 of Section 10.

[Home Properties/HME Counterpart Signature Page]


                                   HOME PROPERTIES OF NEW YORK, L.P.
                                   By: Home Properties of New York, Inc.
                                   General Partner


                           By:________________________________
                                         Norman Leenhouts, Chairman & Co-Chief
                                         Executive Officer

                           Date:_______________________________


                                   HOME PROPERTIES OF NEW YORK, INC.


                                   By:________________________
                                         Norman Leenhouts, Chairman & Co-Chief
                                         Executive Officer

                                   Date:________________________

LIST
OF
SCHEDULES AND EXHIBITS


SCHEDULES

Schedule 1 -    Schedule of Partners

Schedule 2 -    Schedule of Affiliated Partnerships

Schedule 3      -     Loan Schedule

Schedule 4 -    Schedule of Services Contracts and Equipment Leases

Schedule 5 -    Schedule of Tax-Related Information on Partnership

Schedule 6 -    Schedule of Liabilities


EXHIBITS

Exhibit A  -    Description of the Land

Exhibit A-1     -     Description of Personal Property not included

Exhibit B  -    Lock-Up Agreement

Exhibit C  -    Registration Rights Agreement

Exhibit D  -    Rent Rolls

Exhibit E  -    Operating Partnership Agreement

Exhibit F  -    Escrow Agreement - Earnest Money Deposit

Exhibit G  -    Representation Letter

Exhibit H  -    Escrow Agreement - Reserve Amount




                                                                              1
midatla5.doc

              PORTFOLIO INFORMATION

NAME AND LOCATION               #OF             PRICE           OWNER ENTITY
                                UNITS
Owings Run Apartments           270            $20,357,143      Home Properties Owings Run
4604 Owings Run Road                                            Limited Partnership
Owings Mills, MD  21117

Owings Run 2 Apartments         234             17,642,857      Home Properties Owings Run 2
4604 Owings Run Road                                            Limited Partnership
Owings Mills, MD  21117

Canterbury Apartments,          240              8,900,000      Home Properties Canterbury No. 1
Section 1                                                       Limited Partnership
6 Livia Court
Baltimore, MD  21237

Canterbury Apartments,          204              8,100,000      Home Properties Canterbury No. 2
Section 2                                                       Limited Partnership
6 Livia Court
Baltimore, MD  21237

Canterbury Apartments,          108              4,900,000      Home Properties Canterbuy No. 3
Section 3                                                       Limited Partnership
6 Livia Court
Baltimore, MD  21237

Canterbury Apartments,           66              4,250,000      Home Properties Canterbury No. 4, LLC
Section 4
6 Livia Court
Baltimore, MD  21237

Chestnut Crossing Apartments    432             15,200,000      Home Properties Chestnut Crossing
146 A Chestnut Crossing Dr.                                     Limited Partnership
Newark, DE  19713

Timbercroft Apartments,         122              4,000,000      Home Properties Timbercroft I, LLC
Section I
67 Timbergrove Road
Owings Mills, MD  21117

Timbercroft Apartments,         162              5,250,000      Home Properties Timbercroft III, LLC
Section III
67 Timbergrove Road
Owings Mills, MD  21117

Falcon Crest Townhouses         396             13,550,000      Home Properties Falcon Crest
59 High Falcon Road                                             Townhouses, LLC
Owings Mills, MD  21117

Selford Townhouses              102              5,400,000      Home Properties Selford
11 Sandy Court                                                  Townhouses, LLC
Baltimore, MD  21227

Country Club Apartments         150              5,000,000      Home Properties Country Club
7491 Furnace Branch Road                                        Estates, LLC
Glen Burnie, MD  21060

Village Square Apartments       370              15,800,000     Home Properties Village Square
Sections 1, 2 and 3                                             Limited Partnership
8297 A Cramer Court
Glen Burnie, MD  21061

Gateway Village Apartments      132              7,900,000      Home Properties Gateway Village
9978 Guilford Road                                              Limited Partership
Columbia, MD  20794

Tamarron Apartments             132              9,750,000      Home Properties Tamarron, LLC
18101 Marksman Circle
Olney, MD  21060

Shakespeare Park Apartments      82              3,900,000      Home Properties Shakespeare Park
3604-1B Ann Hathaway Drive                                      Limited Partnership
Randallstown, MD  21133

Doub Meadow Townhouses           95              3,800,000      Home Properties Doub Meadow
101 Doub Way                                                    Limited Partnership
Hagerstown, MD  21740
